UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 22, 2023  (March 19, 2023)

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

Registered Direct Offering

On March 19, 2023, Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), 12,205,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), pre-funded warrants to purchase up to an aggregate of 20,965,747 shares of Common Stock (the “Pre-Funded Warrants”) in lieu of shares of Common Stock, and warrants to purchase up to 33,170,747 shares of Common Stock (the “Warrants”). The combined purchase price of each share of Common Stock and accompanying Warrant is $1.675 per share. The purchase price of each Pre-Funded Warrant and the accompanying Warrant is $1.674 (equal to the combined purchase price per share of Common Stock and accompanying Warrant, minus $0.001). The Purchase Agreement contains customary representations, warranties, covenants and indemnification rights and obligations of the Company and the Purchasers. The Offering closed on March 22, 2023.

Pursuant to the Purchase Agreement, the Company is prohibited from entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock, subject to certain exceptions, for a period commencing on March 19, 2023 and expiring 60 days from the closing date of the Offering. Furthermore, the Company is also prohibited from entering into any agreement to issue Common Stock or Common Stock Equivalent involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions, for a period commencing on March 19, 2023 and expiring 90 days from the closing date of the Offering.

The shares of Common Stock, the Warrants, the Pre-Funded Warrants and the shares of Common Stock issuable thereunder, were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-264303), which was filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2022 and was declared effective by the Commission on April 26, 2022 (the “Registration Statement”). A copy of the opinion, including the related consent, of Goodwin Procter LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Terms of the Warrants and Pre-Funded Warrants

Each Warrant is exercisable for one share of Common Stock at an exercise price of $1.55 per share. The Warrants are immediately exercisable and will expire 3.5 years from the original issuance date. The Pre-Funded Warrants were offered in lieu of shares of Common Stock to certain Purchasers whose purchase of shares of Common Stock in the Offering would otherwise result in the Purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the Purchaser, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of this Offering. Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99% or 14.99%) of the Company’s outstanding Common Stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant, as applicable, to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrant.

In lieu of making the cash payment otherwise contemplated to be made to the Company upon exercise of a Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants, provided that such cashless exercise shall only be permitted if the Registration Statement is not effective at the time of such exercise or if the prospectus to which the Registration Statement is a part is not available for the issuance of shares of Common Stock to the Warrant holder. In lieu of making the cash payment otherwise contemplated to be made to the Company upon exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrants.

Warrant Amendment Agreements

In connection with the Offering, the Company amended, pursuant to Warrant Amendment Agreements (the “Warrant Amendment Agreements”), certain existing warrants to purchase up to an aggregate of 9,024,212 shares of the Company's common stock that were previously issued in December 2021 at an exercise price of $9.00 per share and had an expiration date of December 7, 2023, effective upon the closing of the Offering, such that the amended warrants have a reduced exercise price of $1.55 per share and expire three and one half years following the closing of the Offering, for additional consideration of $0.125 per amended warrant.

The Company received gross proceeds of approximately $55.5 million from the Offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Company from the Offering, after deducting the placement agent fees and expenses and the Company’s estimated offering expenses, are expected to be approximately $51.3 million. In addition, the Company received approximately $1.13 million as the gross consideration in connection with the Warrant Amendment Agreements.

Placement Agent Compensation

Pursuant to a letter agreement, dated March 16, 2023 (the “Engagement Letter”), the Company engaged H.C. Wainwright & Co., LLC as its exclusive placement agent (the “Placement Agent”) in connection with the Offering. The Company agreed to pay to the Placement Agent a cash fee of 7% of the aggregate gross proceeds raised in the Offering and the gross consideration the Company received in connection with the Warrant Amendment Agreements. In addition, upon any exercise for cash of any Warrants, the Company will pay the Placement Agent a fee equal to 7.0% of the gross exercise price the Company receives from such exercise, subject to the Financial Industry Regulatory Authority Rule 5110.

In addition, the Company has also agreed to pay the Placement Agent non-accountable expenses of $35,000 as well as up to $50,000 for reasonable and documented fees and expenses of legal counsel and other out-of-pocket expenses and certain of the placement closing costs not to exceed $15,950.

The Company also agreed to pay the Placement Agent a tail fee equal to the cash compensation in this Offering with respect to any offering of the Company’s equity securities to the extent that such financing or capital is provided to the Company by investors whom the Placement Agent had correspondence with in connection with this Offering during the term of its engagement if such financing is consummated during the six-month period following expiration or termination of its engagement.

The foregoing summaries of the Purchase Agreement, the Warrant Amendment Agreement, the Warrants, and the Pre-Funded Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as Exhibits 10.1, 10.2, 4.1, and 4.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 8.01 Other Events.

On March 20, 2023, the Company issued a press release announcing the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On March 22, 2023, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

4.2	Form of Pre-Funded Common Stock Purchase Warrant

5.1	Opinion of Goodwin Procter LLP

10.1	Form of Securities Purchase Agreement

10.2	Form of Warrant Amendment Agreement

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release, dated March 20, 2023

99.2	Press Release, dated March 22, 2023

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2023	Esperion Therapeutics, Inc.

	By:	/s/ Sheldon L. Koenig
Sheldon L. Koenig
President and Chief Executive Officer